Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2014 Results and Declares Dividend

CHARLOTTE, N.C., May 12, 2014 – Capitala Finance Corp. (NASDAQ: CPTA) (the “Company”) today announced its financial results for first quarter ended March 31, 2014 and announced its quarterly dividend.

First Quarter Highlights

•	Total investment portfolio as of March 31, 2014 at fair value: $391.2 million
•	Originated $41.1 million of investments during the quarter in 2 new and 2 existing portfolio companies, received $10.7 million in principal repayments, for net deployments of $30.4 million
•	Total net assets as of March 31, 2014: $263.8 million
•	Total investment income of $12.4 million
•	Net investment income of $5.7 million, or $0.44 per common share
•	Realized gains of $1.2 million, or $0.09 per common share
•	Net increase in net assets resulting from operations of $1.2 million, or $0.09 per common share
•	Paid quarterly dividend of $0.47 per share on March 26, 2014

Management Commentary

In describing the Company’s first quarter activities, Joseph B. Alala, III, President and Chief Executive Officer, stated, “My team and I are pleased to report solid first quarter results, where we generated net investment income of $5.7 million, or $0.44 per common share. Our direct origination platform was able to generate over $30 million of net new investments at an attractive risk adjusted rate of return. The majority of these direct originations were senior debt and unitranche loans where the average yield was approximately 15% per annum. My team and I are committed to further enhancing our operations and we recruited several senior talented professionals during the first quarter of 2014. Moreover, we continue to actively seek additional talented professionals to add to our team, notwithstanding our management fee waiver on the IPO proceeds until such proceeds are invested. As part of the IPO process, our investment advisor further aligned its interests with the public shareholders by agreeing to a reduction in its base management fee to 1.75% from a higher rate previously charged on private funds, and our investment advisor bearing 100% of the IPO underwriting discounts and commissions through a reduction in the number of shares of the Company that management received for its interests in the legacy funds. Our middle market lending platform continues to experience a strong pipeline of attractively priced middle market loans and we continue to source unique deal flow that allows us to maintain high average portfolio yields on our loans. As a firm we continue to enhance operations and expect to continue to develop our direct origination capabilities that have enabled us over the past 15 years to generate attractive risk-adjusted returns for our shareholders.”

First Quarter 2014 Financial Results

During the first quarter of 2014, the Company originated $41.1 million of new investments (2 new companies and 2 existing). In addition, the Company received $10.7 million from investment realizations, which resulted in net deployments of $30.4 million.

Total investment income was $12.4 million for the first quarter of 2014, compared to $6.3 million for the same period in 2013. Net investment income for the three months ended March 31, 2014 was $5.7 million, compared to $3.3 million for the same period in 2013. Increases in total investment income and net investment income are attributed to growth in total investments, and $3.5 million of dividend income in 2014 from a control investment.

Total expenses for the quarter ended March 31, 2014 were $6.7 million, compared to $3.0 million for the comparable period in 2013. The increase is primarily attributed to an incentive fee of $1.4 million in 2014, an increase in management fee of $1.1 million, along with an increase in certain allocated and direct expenses of $1.0 million.

Total realized gains were $1.2 million for the quarter ended March 31, 2014, compared to $0 for the same period in 2013. The net change in unrealized appreciation for the first quarter of 2014 was a decrease of $5.7 million, compared to a decrease of $721 thousand for the same period in 2013.

Net increase in net assets resulting from operations was $1.2 million for the quarter ended March 31, 2014, compared to $2.6 million in the same period in 2013. On a per share basis, the net increase in net assets resulting from operations was $0.09 for the quarter ended March 31, 2014, and is not comparable to the same period in 2013.

Net assets at March 31, 2014 were $263.8 million, or $20.33 per share, compared to $268.7 million, or $20.71 per share, at December 31, 2013. Comparisons to prior periods are not meaningful as a result of the Formation Transactions described in the Company’s Form 10-K filed on March 27, 2014.

Investment Portfolio

As of March 31, 2014, our portfolio consists of 43 companies with a fair market value of $391.2 million and a cost basis of $333.5 million. Senior debt investments represent 34.4% of the portfolio, senior subordinated debt investments represent 33.3% of the portfolio, and equity/warrant investments represent 32.3% of the portfolio. On a cost basis, equity investments comprise 19.1% of the portfolio.

We currently have four debt investments on non-accrual status. The combined fair market value of these debt investments at March 31, 2014 was $5.6 million, or 1.4% of the portfolio. The investments are being carried at approximately 65.9% of cost as March 31, 2014. At December 31, 2013, we had four non-accrual investments with a fair market value of $6.5 million.

Liquidity and Capital Resources

At March 31, 2014, the Company had $57.6 million in cash and cash equivalents and SBA debentures outstanding totaling $192.2 million with an annual weighted average interest rate of 3.51%.

Subsequent Events

On April 1, 2014, the Company received $8.0 million in principal repayments on AAE Acquisition, LLC senior secured term debt.

On April 28, 2014, the Company originated a $250 thousand line of credit to Market E’s, LLC that has a contractual interest rate of 10%.

On May 6, 2014, the Company originated a $1.0 million subordinated loan to Sparus Holdings, Inc. that has a contractual interest rate of 14.0%.

On May 8, 2014, the Company originated a $3.8 million senior term loan and a $1.1 million delayed draw term loan to U. S. Well Services, LLC, that have a contractual rate of LIBOR +11.50%.

Dividend and Distribution Information

On May 8, 2014, the Company’s board of directors declared a quarterly cash dividend of $0.47 per common share. The dividend will be paid on June 26, 2014 to shareholders of record as of June 9, 2014.

The Company has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash dividend, shareholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

First Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Thursday May 15, 2014. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.capitalagroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by smaller and lower middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	March 31, 2014	December 31, 2013

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $110,973 and $84,138, respectively)	$125,499	$99,140
Affiliate investments (amortized cost of $159,398 and $159,104, respectively)	188,307	189,098
Control investments (amortized cost of $63,113 and $58,057, respectively)	77,375	76,481
Total investments at fair value (amortized cost of $333,484 and $301,299, respectively)	391,181	364,719
Cash and cash equivalents	57,566	101,622
Interest and dividend receivable	3,605	2,917
Due from related parties	541	1,645
Deferred financing fees (net of accumulated amortization of $2,407 and $2,216, respectively)	4,680	4,871
Prepaid expenses	553	654
Accounts receivable	583	-
Total assets	$458,709	$476,428

LIABILITIES
SBA debentures payable	$192,200	$202,200
Due to related parties	190	1,153
Incentive fee payable	1,430	1,525
Interest payable	652	2,723
Accounts payable and accrued expenses	447	157
Total liabilities	$194,919	$207,758

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 12,974,420 common shares
issued and outstanding	$130	$130
Additional paid in capital	188,408	188,408
Accumulated undistributed net investment income	16,383	16,760
Accumulated undistributed net realized gain (loss) from investments	1,172	(48)
Net unrealized appreciation on investments	57,697	63,420
Total net assets	263,790	268,670

Total liabilities and net assets	$458,709	$476,428

Net asset value per share	$20.33	$20.71

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the three months ended March 31
	2014	2013
		(combined)
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$2,940	$2,091
Affiliate investments	3,740	2,445
Control investments	1,333	767
Total interest and fee income	8,013	5,303
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	173	44
Affiliate investments	293	52
Control investments	125	198
Total payment-in-kind interest and dividend income	591	294
Dividend income:
Non-control/Non-affiliate investments	163	-
Affiliate investments	29	29
Control investments	3,570	46
Total dividend income	3,762	75
Other income	-	571
Interest income from cash and cash equivalents	8	28
Total investment income	12,374	6,271

EXPENSES
Interest expense and amortization of deferred financing fees	2,199	2,065
Management fees	2,018	784
Incentive fees	1,430	-
General and administrative expenses	1,130	133
Expenses before management fee waiver	6,777	2,982
Management fee waiver	(124)	-
Total expenses net of management fee waiver	6,653	2,982

NET INVESTMENT INCOME	5,721	3,289

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain from investments:
Non-control/Non-affiliate investments	1,158	-
Affiliate investments	-	-
Control investments	62	-
Total realized gain from investments	1,220	-
Net unrealized depreciation on investments	(5,723)	(721)
Net loss on investments	(4,503)	(721)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,218	$2,568

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.09	N/A

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	12,974,420	N/A

N/A – Not Applicable